EXHIBIT 10.4

EMPLOYMENT AGREEMENT

AGREEMENT dated as of November 1, 1999 between MAIDENFORM, INC., a New York corporation (the “Employer”), and Steven N. Masket (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Employer wishes to employ the Employee for the period provided in this Agreement, and the Employee is willing to serve in the employ of the Employer for such period, upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                                                                       Employment.  The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.                                                                                       Term of Employment.  (a)  The term of the Employee’s employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of eighteen months thereafter, to expire on April 30, 2001 (the “Initial Term”) unless this Agreement shall be extended in accordance with paragraph (b) of this Section 2, or unless earlier terminated as provided herein (such period of time, collectively the “Term of Employment”).

(b)                                 Commencing May 1, 2000, and on each day thereafter, the Term of Employment shall be automatically extended one day, until such day upon which either party notifies the other party in writing that the Agreement shall no longer be so extended.  It is understood that upon any such notice, the remaining Term of Employment shall be one year.

3.                                                                                       Compensation.  (a)  Base.  During the Term of Employment, the Employer shall pay the Employee a base salary at not less than an annual rate of $200,000.00 Dollars, payable in equal weekly installments and in accordance with the Employer’s normal payroll practices (as increased in accordance with this Section 3(a), the “Base Salary”).  Such Base Salary shall be reviewed at least annually at the beginning of each calendar year by the Employer and the Employer may at any time increase (but not decrease) the Employee’s Base Salary hereunder as the Employer may in its sole and absolute discretion deem reasonable and appropriate.

(b)                                 Incentive Compensation.  The Employee shall be a participant in the Maidenform, Inc. 1999 Incentive Plan for Designated Key Employees and during the Term of Employment shall participate in all subsequent annual incentive compensation plans for key employees at a level commensurate with his position.  The Employee shall be a participant in the Maidenform, Inc. 1999 Stock Option Plan upon its adoption and be granted options in accordance with its terms, if so adopted.  In addition, during the Term of Employment shall participate in all subsequent stock option or other equity participation plans for key employees at a level commensurate with his position.

4.                                                                                       Duties.  During the Term of Employment, the Employee shall be engaged as the Executive Vice President-Chief Legal Officer and Secretary of MAIDENFORM, INC. and its subsidiary companies (hereinafter individually and collectively called the “Employer’s Group”).  The Employee shall have the authority and powers to perform all duties as are customary for such offices.  The Employee shall report to the Chief Executive Officer of the Employer.

5.                                                                                       Extent of Service.  The Employee agrees to devote his best efforts, energies and skills to the discharge of the duties and responsibilities attributable to his offices, and to this end will devote his full working time and attention to the business and affairs of the Employer’s Group.  Employee shall be based at the Employer’s Bayonne, New Jersey office, but shall perform services hereunder at other locations as appropriate.

6.                                                                                       Expenses.  The Employee is authorized to incur reasonable, ordinary and necessary expenses in the performance of his duties hereunder, and the Employer shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an account of such expenditures.

7.                                                                                       Vacation.  The Employee shall be entitled to twenty (20) days of paid vacation during each of the successive twelve (12) month periods comprising the Term of Employment, or a pro rata portion thereof for any such successive period which is less than twelve (12) months.  Vacation hereunder shall be taken at times which are mutually determined by the Employer and the Employee not to interfere with the Employee’s performance of his duties hereunder.

8.                                                                                       Employee Benefits.  The Employee shall be entitled during the Term of Employment to participate in any employee benefit program or arrangement maintained by the Employer which is generally available to other senior employees of the Employer, including any qualified or non-qualified retirement or deferred compensation arrangements or 401(k) savings plan, life insurance, medical, long-term disability plans, severance arrangements, or other allowances.  Such participation shall be in accordance with all applicable terms and conditions of such plans or programs, including, without limitation, provisions respecting the satisfaction of any applicable eligibility periods for plan participation.

9.                                                                                       Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated at any time by the Employer in the event of:

(A)                              The Employee’s conviction for a felony under federal law or the law of any state, (ii) the Employee’s perpetration of an illegal act which causes significant economic injury to the Employer, provided that the Employee shall be given notice and an opportunity to effectuate a cure, or (iii) the Employee’s continuing willful and deliberate failure to perform his employment duties in any material respect, provided that the Employee shall be given notice and an opportunity to effectuate a cure (hereinafter “Cause”);

(B)                                The Employee’s death; or

(C)                                The Employee’s inability, due to any physical or mental condition of the Employee, to perform his duties hereunder for a period of ninety (90) consecutive days;

by written notice to the Employee (except that notice of termination shall not be required in the case of the Employee’s death) specifying the event relied upon for such termination and the effective date of such termination (the “Termination Date”).

10.                                                                                 Payments Upon Termination of Employment.  (a)  In the event the Employee’s employment under this Agreement is terminated for any reason specified in Section 9 above, this Agreement shall terminate and be deemed cancelled and the Employer shall be under no obligation hereunder either to continue the Employee’s employment or to provide the Employee with any payment or benefit of any kind whatsoever, except for the Employee’s Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued through the Termination Date.  In addition, in the event of termination pursuant to 9B or C above, the Employer shall also pay the amount of any incentive compensation to which the Employee would have been entitled for the year of termination had the Employee’s employment not terminated, prorated to the Termination Date.

(b)                                 Except to the extent provided in Section 11 below, in the event that the Employee’s employment with the Employer is terminated without Cause; or the Employee resigns employment with the Employer for Good Reason then, in addition to accrued benefits under any other employee benefit plan (other than any severance pay plan maintained by the Employer), the Employee will be entitled to the payment of the greater of (i) his Base Salary for the otherwise remaining duration of the Term of Employment, reduced (but not below zero) by the amount of earned income, if any, from other employment (including self-employment) of the Employee following termination of his employment hereunder, for the same periods; or (ii) the severance pay to which the Employee would otherwise be entitled pursuant to any applicable severance pay plan but for the existence of this Agreement.  All payments to the Employee under this Section 10 (b) shall be made in accordance with the regular payroll practices of the Employer.  In addition, in either case, if the Employee or his dependents are otherwise eligible for COBRA continuation of group health plan coverage and timely elect to receive it, the Employer shall pay the cost of such COBRA coverage in an amount equal to 75% of the monthly premium for such coverage for a period of one year.  In such case, the remaining cost of such monthly premium will be deducted from any payments to which the Employee may be entitled under this Section 10(b).  Notwithstanding the foregoing, nothing in this Agreement shall be construed to require the Executive to seek other employment following the termination of his employment hereunder.

(c)                                  For the purposes of this Agreement “Good Reason” shall mean

1.     The assignment to the Employee of duties inconsistent in any material way with his position (including title and reporting requirements); authority, duties, or responsibilities;

2.               Reduction in the Employee’s overall compensation or benefits; or

3.               Relocation of the Employee to a location outside a radius of 50 miles of the Employer’s Bayonne, New Jersey office.

11.                                                                                 Change-in Control.  (a)  If there is a Change in Control Event during the Term of Employment, then, subject to the terms and conditions of this Agreement, Employee will be entitled to the Change in Control Termination Benefits set forth below if within the one year period beginning on the date of the Change in Control Event, one of the following events occurs;

(i)                                     The Employee’s employment with the Employer is terminated without Cause; or

(ii)                                  The Employee resigns employment with the Employer for Good Reason.

For the purposes of this Section, termination pursuant to (i) or (ii), above is hereinafter referred to as the “Termination.”

(b)                                 Definitions:

(A)                              “Change in Control Termination Benefits” means:

(i)                                     The amount of any Base Salary and Incentive payments prorated to the date of Termination; and

(ii)                                  All benefits accrued to the date of Termination; and

(iii)                               The aggregate amount of the benefits described in l and 2, below:

1.                                       The greater of (i) his Base Salary for the otherwise remaining duration of the Term of Employment, payable in accordance with the regular payroll practices of the Employer; or (ii) an amount equal to the sum of (A) one year’s Base Salary (at the highest annual rate of base salary paid to the Employee from the date of this Agreement to the date immediately prior to the Termination) plus (B) the average of the incentive compensation payable to the Employee for the two most recent full calendar years preceding the calendar year in which the Termination occurs. The amount in (ii), if applicable, shall be payable in 52 equal weekly installments subject to required tax deductions and other required withholdings;

2.                                       COBRA – If the Employee or his dependents are otherwise eligible (other than the maximum duration of availability) for COBRA continuation of group health plan coverage and timely elect to receive it, the Employer shall pay the cost of such COBRA coverage in an amount equal to 75% of the monthly premium for such coverage for a period of one year.  In such case, the remaining cost of such monthly premium will be deducted from any payments to which the Employee may be entitled under paragraph 1 above.

(B)                                “Change in Control Event” shall mean the happening of any of the following events:

(i)   An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then outstanding shares of common stock of the Employer (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Employer, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Employer, (2) any acquisition by the Employer, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition of Change in Control Event or (5) any acquisition by an individual, entity or group that beneficially owns more than 50% of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities on July 29, 1999; or

(ii)   A change in the composition of the Board of Directors of the Employer (the “Board”) such that the individuals who, as of the effective date of the Agreement, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of the Agreement, that any individual who becomes a member of the Board subsequent to the effective date of the Agreement, whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)   The consummation by the Employer of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Employer (“Corporate Transaction”), excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Employer or all or substantially all of the Employer’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Employer, any employee benefit plan (or related trust) of the Employer or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

i.                                          The approval by the stockholders of the Employer of a complete liquidation or dissolution of the Employer.

(c)                                  This Section 11 will survive the expiration of this Agreement.

12.                                                                                 Confidentiality.  The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Employer.  As a result, during the Term of Employment and thereafter, the Employee shall not, without the prior written consent of the Board, for any reason, either directly or indirectly, divulge to any third party (except as may be required to further the interests of the Employer) or use for his own benefit, or for any purpose other than the exclusive benefit of the Employer, any and all confidential, proprietary, business and technical information or trade secrets of the Employer’s Group (“Proprietary Information”)
revealed, obtained or developed in the course of his employment with the Employer.  Such Proprietary Information shall include but shall not be limited to, marketing and development plans, confidential cost and pricing information, identities of customers and suppliers, the relationship of the Employer’s Group with actual or prospective customers who are engaged in discussions with the Employer’s Group, the needs and requirements of any such customers, and any other confidential information relating to the business of the Employer’s Group; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties hereunder or such disclosures as may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 12.

13.                                                                                 Property.  All Proprietary Information shall be and remain the sole property of the Employer.  During the Term of Employment, and thereafter, Employee shall not remove from the Employer’s Group offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing information of the type identified in Section 12 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with his duties and responsibilities hereunder and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as reasonable possible after the removal shall serve its specific purpose.  Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Employer, he shall leave with or return to the Employer all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

14.                                                                                 Covenant not to Compete.  The Employee shall not, during the Term of Employment and for a period of one (1) year thereafter (unless the Employee is terminated without Cause or resigns employment with the Employer for Good Reason), do any of the following directly or indirectly without the prior written consent of the Board:

(a)                                  engage or participate in any business activity directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer;

(b)                                 become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is, taken as a whole, directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association of other affiliate where such portion of such business is directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer.  Notwithstanding the foregoing, nothing contained herein shall prohibit the Employee from holding not more than five percent (5%) of the outstanding securities of any class of any publicly-traded company;

(c)                                  solicit either directly or indirectly any customer of the Employer’s Group with whom the Employer’s Group shall have dealt regularly at any time during the one (1) year period immediately preceding the termination of the Employee’s employment with the Employer for the purpose of offering or selling any services which are identical, substantially similar or comparable to the services then offered to the Customer by the Employer’s Group.

(d)                                 influence or attempt to influence any supplier, customer, or potential customer of the Employer’s Group to terminate or modify any written or oral agreement or course of dealing with the Employer’s Group; or

(e)                                  (i) influence or attempt to influence any person to terminate or modify his employment with the Employer’s Group, or (ii) employ directly or indirectly, any person employed by the Employer’s Group as an employee at any time during the six (6) month period preceding the effective date of Employee’s termination.

15.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of the Employee, or to 154 Avenue E, Bayonne, New Jersey 07002 in the case of the Employer, subject to written notice of change of address given by any party to any other party.

16.                                                                                 Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns, and upon the Employee, his heirs and legal representatives.  This Agreement and all rights and obligations hereunder are personal to the Employee and shall not be assignable.

17.                                                                                 Entire Agreement.  This Agreement embodies the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings in connection therewith.  The Agreement may be amended or modified only by a written instrument executed by both parties hereto.

18.                                                                                 Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated.  To the extent required to enforce any provision of this Agreement, such provision may be reformed in order to preserve its validity if it would otherwise be held unenforceable.

19.                                                                                 Withholding.  The Employer may deduct and withhold from any amounts which it is otherwise obligated to pay hereunder any amount which it may determine it is required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

20.                                                                                 Governing Law.  This Agreement shall be subject to, and governed, construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAIDENFORM, INC.

By:	/s/ Paul Mischinski
Paul Mischinski
Chief Executive Officer

/s/ Steven N. Masket
Steven N. Masket